Flextronics Manufacturing Services Agreement

This Flextronics Manufacturing Services Agreement ("**Agreement**") is entered into this 1st day of August 2005 by and between Access Devices Digital Limited having its place of business at 6th Floor, 58 Uxbridge Road, Ealing, London W5 2ST U.K ("**Customer**") and Flextronics International Kft., having its place of business at Posta ut 63, H-8900, Zalaergerszeg, Hungary ("**Flextronics**").

Customer desires to engage Flextronics to perform manufacturing services as further set forth in this Agreement. The parties agree as follows:

1. DEFINITIONS

Flextronics and Customer agree that capitalized terms shall have the meanings set forth in this Agreement and Exhibit 1 attached hereto and incorporated herein by reference.

2. MANUFACTURING SERVICES

2.1. **Work**. Customer hereby engages Flextronics to perform the work (hereinafter "**Work**"). "**Work**" shall mean to procure Materials and to manufacture, assemble, and test products (hereinafter "**Product(s)**") pursuant to detailed written Specifications. The "**Specifications**" for each Product or revision thereof, shall include but are not limited to bill of materials, designs, schematics, assembly drawings, process documentation, test specifications, current revision number, and Approved Vendor List. The Specifications as provided by Customer and included in Flextronics's production document management system and maintained in accordance with the terms of this Agreement are incorporated herein by reference as Exhibit 2.1. This Agreement does not include any new product introduction (NPI) or product prototype services related to the Products. In the event that Customer requires any such services, the parties will enter into a separate agreement.

2.2. **Engineering Changes**. Customer may request that Flextronics incorporate engineering changes into the Product by providing Flextronics with a description of the proposed engineering change sufficient to permit Flextronics to evaluate its feasibility and cost. Flextronics will proceed with engineering changes when the parties have agreed upon the changes to the Specifications, delivery schedule and Product pricing and the Customer has issued a purchase order for the implementation costs.

2.3. **Tooling; Non-Recurring Expenses; Software**. Customer shall pay for or obtain and consign to Flextronics any Product-specific tooling, equipment or software and other reasonably necessary non-recurring expenses, to be set forth in Flextronics's quotation All NRE costs submitted must be detailed and mutually agreed by the parties. All software that Customer provides to Flextronics or any test software that Customer engages Flextronics to develop is and shall remain the property of Customer.

2.4. **Cost Reduction Projects**. Flextronics agrees to seek ways to reduce the cost of manufacturing Products by methods such as elimination of Materials, redefinition of Specifications, and re-design of assembly or test methods. Upon implementation of such ways that have been initiated by Flextronics and approved beforehand by Customer, Flextronics will receive 50% of the demonstrated cost reduction for six months. Customer will receive 100% of the demonstrated cost reduction upon implementation of such ways initiated by Customer.

3. FORECASTS; ORDERS; FEES; PAYMENT

3.1. **Forecast**. Customer shall provide Flextronics, on a monthly basis, a rolling twelve (12) month forecast indicating Customer's monthly Product requirements. The first ninety (90) days of the forecast will constitute Customer's written purchase order for all Work to be completed within the first ninety (90) day period. Such purchase orders will be issued in accordance with Section 3.2 below.

3.2. **Purchase Orders; Precedence**. Customer may use its standard purchase order form for any notice provided for hereunder; provided that all purchase orders must reference this Agreement and the applicable Specifications. The parties agree that the terms and conditions contained in this Agreement shall prevail over any terms and conditions of any such purchase order, acknowledgment form or other instrument.

3.3. **Purchase Order Acceptance**. Purchase orders shall normally be deemed accepted by Flextronics, provided however that Flextronics may reject any purchase order: (a) that is an amended order in accordance with Section 5.2 below because the purchase order is outside of the agreed flexibility terms of this agreement; (b) if the fees reflected in the purchase order are inconsistent with the parties' agreement with respect to the fees; (c) if the purchase order represents a significant deviation from the forecast for the same period, unless such deviation is within the parameters of the

Flexibility agreement; or (d) if a purchase order would extend Flextronics's liability beyond Customer's approved credit line. Flextronics shall notify Customer of rejection of any purchase order within five (5) business days of receipt of such purchase order.

3.4. **Fees; Changes; Taxes.**

(a) The fees will be agreed by the parties and will be indicated on the purchase orders issued by Customer and accepted by Flextronics. The initial fees shall be as set forth on the Fee List attached hereto and incorporated herein as Exhibit 3.4 (the "**Fee List**"). If a Fee List is not attached or completed, then the initial fees shall be as set forth in purchase orders issued by Customer and accepted by Flextronics in accordance with the terms of this Agreement.

(b) Customer is responsible for additional fees and costs due to: (a) changes to the Specifications; (b) failure of Customer or its subcontractor to timely provide sufficient quantities or a reasonable quality level of Customer Controlled Materials where applicable to sustain the production schedule; and (c) any pre-approved expediting charges reasonably necessary because of a change in Customer's requirements. Any such fees and costs will be agreed in writing by the Customer and authorized by the Customer's CFO prior to these fees or costs being incurred.

(c) The fees may be reviewed periodically by the parties. Any changes and timing of changes shall be agreed by the parties, such agreement not to be unreasonably withheld or delayed. By way of example only, the fees may be increased if the market price of fuels, Materials, equipment, labor and other production costs, increase beyond normal variations in pricing or currency exchange rates as demonstrated by Flextronics.

(d) All fees are exclusive of federal, state and local excise, sales, use, VAT, and similar transfer taxes, and any duties, and Customer shall be responsible for all such items. This subsection (d) does not apply to taxes on Flextronics's net income.

(e) The Fees List will be denominated in the currency specific to each of the Customer's Products to be manufactured.

3.5. **Payment**. Customer agrees to pay all invoices in the currency applicable to the Product being the subject of each invoice within Forty Five (45) days of the date of the invoice for UK Shipment. For shipments outside of the UK, Customer agrees to pay all invoices within sixty (60) days from date of invoice.

3.6. **Late Payment**. Customer agrees to pay one percent (1.0%) monthly interest on all late payments. Furthermore, if Customer is late with payments, or Flextronics has reasonable cause to believe Customer may not be able to pay, Flextronics may (a) stop all Work under this Agreement until assurances of payment satisfactory to Flextronics are received or payment is received; (b) demand prepayment for purchase orders; (e) delay shipments; and (d) to the extent that Flextronics's personnel cannot be reassigned to other billable work during such stoppage and/or in the event restart cost are incurred, invoice Customer for additional fees before the Work can resume. Customer agrees to provide all necessary financial information required by Flextronics from time to time in order to make a proper assessment of the creditworthiness of Customer.

4. MATERIALS PROCUREMENT; CUSTOMER RESPONSIBILITY FOR MATERIALS

4.1. **Authorization to Procure Materials, Inventory and Special Inventory**. Customer's accepted purchase orders and forecast will constitute authorization for Flextronics to procure, without Customer's prior approval, (a) Inventory to manufacture the Products covered by such purchase orders based on the Lead Time and (b) certain Special Inventory based on Customer's purchase orders and forecast as follows: Long Lead-Time Materials as required based on the Lead Time when such purchase orders are placed and Minimum Order Inventory as required by the supplier. Flextronics will only purchase Economic Order Inventory with the prior approval of Customer.

4.2. **Customer Controlled Materials**. Customer may direct Flextronics to purchase Customer Controlled Materials in accordance with the Customer Controlled Materials Terms. Customer acknowledges that the Customer Controlled Materials Terms will directly impact Flextronics's ability to perform under this Agreement and to provide Customer with the flexibility Customer is requiring pursuant to the terms of this Agreement. In the event that Flextronics reasonably believes that Customer Controlled Materials Terms will create an additional cost that is not covered by this Agreement, then Flextronics will notify Customer and the parties will agree to either (a) compensate Flextronics for such additional costs, (b) amend this Agreement to conform to the Customer Controlled Materials Terms or (c) amend the Customer Controlled Materials Terms to conform to this Agreement, in each case at no additional charge to Flextronics. Customer agrees to provide copies to Flextronics of all Customer Controlled Materials Terms upon the execution of this Agreement and promptly upon execution of any new agreements with suppliers. Customer agrees

not to make any modifications or additions to the Customer Controlled Materials Terms or enter into new Customer Controlled Materials Terms with suppliers that will negatively impact Flextronics's procurement activities.

4.3. **Preferred Supplier**. Customer shall provide to Flextronics and maintain an Approved Vendor List. Flextronics shall purchase from vendors on a current AVL the Materials required to manufacture the Product. Customer shall give Flextronics every reasonable opportunity to be included on AVL's for Materials that Flextronics can supply, and if Flextronics is competitive with other suppliers with respect to reasonable and unbiased criteria for acceptance established by Customer, Flextronics shall be included on such AVL's. If Flextronics is on an AVL and its prices and quality are competitive with other vendors, Customer will raise no objection to Flextronics sourcing Materials from itself. For purposes of this Section 4.3 only, the term "Flextronics" includes any companies affiliated with Flextronics.

4.4. Customer Responsibility for Inventory and Special Inventory. Customer is responsible under the conditions provided in this Agreement for all Materials, Inventory and Special Inventory purchased by Flextronics under this Section 4 for any Materials, Inventory and Special Inventory which are no longer to be used in the manufacture of Customer's Products as a result of Customer's cancellation or an engineering change initiated by Customer leading to obsolescence of such items.

5. SHIPMENTS, SCHEDULE CHANGE, CANCELLATION, STORAGE

5.1. **Shipments**. All Products delivered pursuant to the terms of this Agreement shall be suitably packed for shipment in accordance with the Specifications and marked for shipment to Customer's destination specified in the applicable purchase order. Shipments will be made EXW (Ex works, Incoterms 2000) Flextronics's facility, at which time risk of loss and title will pass to Customer. All freight, insurance and other shipping expenses, as well as any special packing expenses not included in the original quotation for the Products, will be paid by Customer.

5.2. **Quantity Increases and Shipment Schedule Changes.**

For any accepted purchase order, Customer may (i) increase the quantity of Products or (ii) reschedule the quantity of Products and their shipment date provided such changes have been mutually agreed by the parties.

Any decrease in quantity is considered a cancellation, unless the decreased quantity is rescheduled for delivery at a later date in accordance with the agreement between the parties. Quantity cancellations are governed by the terms of Section 5.3 below. Any purchase order quantities increased or rescheduled pursuant to this subsection (a) may not be subsequently increased or rescheduled.

(a) All reschedules to push out delivery dates require Flextronics's prior written approval, which, in its sole discretion, may or may not be granted. If Customer does not request prior approval from Flextronics, or if Customer and Flextronics do not agree in writing to specific terms with respect to any approved reschedule, then Customer will pay Flextronics Monthly Charges for any such reschedule, calculated as of the first day after such reschedule for any Inventory and/or Special Inventory that was procured by Flextronics to support the original delivery schedule that is not used to manufacture Product pursuant to an accepted purchase order within thirty (30) days of such reschedule. In addition, if Flextronics notifies Customer that such Inventory and/or Special Inventory has remained in Flextronics's possession for more than ninety (90) days since such reschedule, then Customer agrees to immediately purchase any affected Inventory and/or Special Inventory upon receipt of the notice by paying the Affected Inventory Costs. In addition, any finished Products that have already been manufactured to support the original delivery schedule will be treated as cancelled as provided in Sections 5.3 and 5.4 below.

(b) Flextronics will use reasonable commercial efforts to meet any quantity increases, which are subject to Materials and capacity availability. All reschedules or quantity increases require Flextronics's approval, which, in its sole discretion, may or may not be granted. If Flextronics agrees to accept a reschedule to pull in a delivery date or an increase in quantities and if there are extra costs to meet such reschedule or increase, Flextronics will inform Customer for its acceptance and approval in advance.

(c) Any delays in the normal production or interruption in the workflow process caused by Customer's changes to the Specifications or failure to provide sufficient quantities or a reasonable quality level of Customer Controlled Materials where applicable to sustain the production schedule, will be considered a reschedule of any affected purchase orders for purposes of this Section 5.2 for the period of such delay. In addition, Customer shall be responsible for costs related to adjusting foreign currency hedging contracts due to changes in cash flows resulting from such delays.

(d) For purposes of calculating the amount of Inventory and Special Inventory subject to subsection (b), the **"Lead Time"** shall be calculated as the Lead Time at the time of procurement of the Inventory and Special Inventory.

5.3. **Cancellation of Orders and Customer Responsibility for Inventory.**

(a) Customer may not cancel all or any portion of Product quantity of an accepted purchase order without Flextronics's prior written approval, which, in its sole discretion, may or may not be granted. If Customer does not request prior approval, or if Customer and Flextronics do not agree in writing to specific terms with respect to any approved cancellation, then Customer will pay Flextronics Monthly Charges for any such cancellation, calculated as of the first day after such cancellation for any Inventory or Special Inventory procured by Flextronics to support the original delivery schedule. In addition, if Flextronics notifies Customer that such Inventory and/or Special Inventory has remained in Flextronics's possession for more than thirty (30) days since such cancellation, then Customer agrees to immediately purchase from Flextronics such Inventory and/or Special Inventory by paying the Affected Inventory Costs. In addition, Flextronics shall calculate the cost or gain of unwinding any currency hedging contracts entered into by Flextronics to support the cancelled purchase order(s). Should the unwinding result in a loss to Flextronics, Customer agrees to cover such loss amount for Flextronics immediately upon receipt of an invoice for such amount. Should the unwinding result in a gain to Flextronics, a credit note will be immediately issued to Customer.

(b)

(c) For purposes of calculating the amount of Inventory and Special Inventory subject to subsection (a), the **"Lead Time"** shall be calculated as the Lead Time at the time of (i) procurement of the Inventory and Special Inventory; (ii) cancellation of the purchase order or (iii) termination of this Agreement, whichever is longer.

5.4. **Mitigation of Inventory and Special Inventory**. Prior to invoicing Customer for the amounts due pursuant to Sections 5.2 or 5.3, Flextronics will use reasonable commercial efforts for a period of thirty (30) days, to return unused Inventory and Special Inventory and to cancel pending orders for such inventory, and to otherwise mitigate the amounts payable by Customer. Customer shall pay amounts due under this Section 5.4 within thirty (30) days of receipt of an invoice. Flextronics will ship the Inventory and Special Inventory paid for by Customer under this Section 5.4 to Customer promptly upon said payment by Customer. In the event Customer does not pay within thirty (30) days, Flextronics will be entitled to dispose of such Inventory and Special Inventory in a commercially reasonable manner and credit to Customer any monies received from third parties. Flextronics shall then submit an invoice for the balance amount due and Customer agrees to pay said amount within thirty (30) days of its receipt of the invoice.

5.5. **Customer Responsibility for Ordered Product; Storage of Ordered Product**. In the event that Flextronics informs Customer that Products are ready for dispatch or pickup in accordance with the specific delivery terms indicated on Customer's purchase order and where Customer attempts to reschedule or cancel a delivery of Products previously ordered by Customer, in a manner not permitted by this Agreement, then Customer hereby authorizes Flextronics to transfer such Products to a warehouse operated by Flextronics or a third party. If the Products are transferred to a warehouse operated by Flextronics, then a portion of such warehouse will be assigned to Customer for its exclusive use. Such transfer shall be considered a delivery and sale to Customer for purposes of this Agreement, and title and risk of loss for such Products shall thereupon transfer from Flextronics to Customer. In accordance with the terms of this Agreement, Flextronics shall invoice Customer for such sale. Customer shall also be invoiced for storage and handling charges equal to one quarter of one percent (0.25%) of the contract fees for the Products per month, or any portion thereof, that the Products are stored for Customer. Such storage and handling fee shall cover the expense of storage, security, and transporting the goods to and from such site. During the time that the Products are stored pursuant to this section hereof, Customer shall have the right, upon reasonable notice, to inspect the Products for the purposes of this Agreement. Upon Customer's request, Flextronics shall ship the Products to Customer under the terms of this Agreement.

5.6. **No Waiver**. For the avoidance of doubt, Flextronics's failure to invoice Customer for any of the charges set forth in this Section 3 does not constitute a waiver of Flextronics's right to charge Customer for the same event or other similar events in the future.

6. PRODUCT ACCEPTANCE AND EXPRESS LIMITED WARRANTY

6.1. **Product Acceptance**. The Products delivered by Flextronics will be inspected and tested as required by Customer within ten (10) days of receipt at the "ship to" location on the applicable purchase order. If Products do not comply with the express limited warranty set forth in Section 6.2 below, Customer has the right to reject such Products during said period. Products not rejected during said period will be deemed accepted. The right to return product is without prejudice to any other rights or remedies of Customer under the product warranty. Customer may return defective Products, freight collect, after obtaining a return material authorization number from Flextronics to be displayed on the shipping container and completing a failure report. Rejected Products will be promptly repaired or replaced, at

Flextronics's option, and returned freight pre-paid. Customer shall bear all of the risk, and all costs and expenses, associated with Products that have been returned to Flextronics for which there is no defect found.

6.2. **Express Limited Warranty**. This Section 6.2 sets forth Flextronics's sole and exclusive warranty and Customer's sole and exclusive remedies with respect to a breach by Flextronics of such warranty.

(a) Flextronics warrants that the Products will have been manufactured in accordance with the applicable Specifications and will be free from defects in workmanship for a period of two (2) years from the date of shipment. In addition, Flextronics warrants that the Products will be free from defects in Materials to the same extent that the original manufacturer of the Material provides a warranty for the Materials to Flextronics. This warranty is applicable to products manufactured using lead based solder alloys only.

(b) Notwithstanding anything else in this Agreement, this express limited warranty does not apply to, and Flextronics makes no representations or warranties whatsoever with respect to: (i) Customer Controlled Materials; (ii) defects resulting from the Specifications or the design of the Products; (iii) Product that has been abused, damaged, altered or misused by any person or entity after title passes to Customer; (iv) first articles, prototypes, pre-production units, test units or other similar Products or (v) defects resulting from tooling, designs or instructions produced or supplied by Customer. Customer shall be liable for costs or expenses incurred by Flextronics related to the foregoing exclusions to Flextronics's express limited warranty.

(c) Upon any failure of a Product to comply with this express limited warranty, Flextronics's sole obligation, and Customer's sole remedy, is for Flextronics, at its option, to promptly repair or replace such unit and return it to Customer freight prepaid. Customer shall return Products covered by this warranty freight prepaid after completing a failure report and obtaining a return material authorization number from Flextronics to be displayed on the shipping container. Customer shall bear all of the risk, and all costs and expenses, associated with Products that have been returned to Flextronics for which there is no defect found.

(d) Customer will provide its own warranties directly to any of its end users or other third parties. Customer will not pass through to end users or other third parties the warranties made by Flextronics under this Agreement. Furthermore, Customer will not make any representations to end users or other third parties on behalf of Flextronics, and Customer will expressly indicate that the end users and third parties must look solely to Customer in connection with any problems, warranty claim or other matters concerning the Product.

(e) For the purpose of this Agreement, "Epidemic Failure" will be deemed to have occurred where more than four percent (4%) of the shipments from any consecutive thirty (30) day period within the applicable warranty period of any Product should fail in substantially the same manner. In the case of Epidemic Failure, Flextronics and Customer will cooperate to implement the following procedure: (i) Customer will promptly notify Flextronics upon discovery of the failure and will supply Flextronics with samples of the failure; (ii) within four (4) business days of receipt of the failed samples Flextronics will give an initial response to Customer indicating its preliminary plan for diagnosing and addressing the problem; (iii) Flextronics and Customer will jointly exert all commercially reasonable efforts to diagnose the problem and plan a workaround or more permanent solution; and (iv) if the problem is a result of a breach of Flextronics Express Limited Warranty set forth in Section 6.2, which defects are actually experienced by users, then Flextronics will be responsible for the reasonable costs incurred in rectifying the Epidemic Failure, including Product repair or replacement costs. The percentage rate of shipments within any consecutive thirty day period in which the parties agree there to be "Epidemic Failure" shall be reviewed periodically.

6.3. **No Representations or Other Warranties**. FLEXTRONICS MAKES NO REPRESENTATIONS AND NO OTHER WARRANTIES OR CONDITIONS ON THE PERFORMANCE OF THE WORK, OR THE PRODUCTS, EXPRESS, IMPLIED, STATUTORY, OR IN ANY OTHER PROVISION OF THIS AGREEMENT OR COMMUNICATION WITH CUSTOMER, AND FLEXTRONICS SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OR CONDITION OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

7. INTELLECTUAL PROPERTY LICENSES

7.1. **Licenses**. Customer hereby grants Flextronics a non-exclusive license during the term of this Agreement to use Customer's patents, trade secrets and other intellectual property as necessary to perform Flextronics's obligations under this Agreement.

7.2. **No Other Licenses**. Except as otherwise specifically provided in this Agreement, each party acknowledges and agrees that no licenses or rights under any of the intellectual property rights of the other party are given or intended to be given to such other party.

8. TERM AND TERMINATION

8.1. **Term**. The term of this Agreement shall commence on the date hereof above and shall continue for one (1) year thereafter until terminated as provided in Section 8.2 (Termination) or 10.7 (Force Majeure). After the expiration of the initial term hereunder (unless this Agreement has been terminated), this Agreement shall be automatically renewed for separate but successive one-year terms unless either party provides written notice to the other party that it does not intend to renew this Agreement ninety (90) days or more prior to the end of any term.

8.2. **Termination**. This Agreement may be terminated by either party (a) for convenience upon one hundred and twenty (120) days written notice to the other party, or (b) if the other party defaults in any payment to the terminating party and such default continues without a cure for a period of thirty (30) days after the delivery of written notice thereof by the terminating party to the other party, (c) if the other party defaults in the performance of any other material term or condition of this Agreement and such default continues unremedied for a period of thirty (30) days after the delivery of written notice thereof by the terminating party to the other party, or (d) pursuant to Section 10.7 (Force Majeure).

8.3. **Effect of Expiration or Termination**. Expiration or termination of this Agreement under any of the foregoing provisions: (a) shall not affect the amounts due under this Agreement by either party that exist as of the date of expiration or termination, and (b) as of such date the provisions of Sections 5.2, 5.3, 5.4 and 5.5 shall apply with respect to payment and shipment to Customer of finished Products, Inventory, and Special Inventory in existence as of such date, and (c) shall not affect Flextronics's express limited warranty in Section 6.2 above. Termination of this Agreement, settling of accounts in the manner set forth in the foregoing sentence shall be the exclusive remedy of the parties for breach of this Agreement, except for breaches of Section 6.2, 9.1, 9.2, or 10.1. Sections 1, 3.5, 3.6, 3.7, 4, 5.3, 5.3, 5.4, 5.5, 6.2, 6.3, 7, 8, 9, and 10 shall be the only terms that shall survive any termination or expiration of this Agreement.

9. INDEMNIFICATION; LIABILITY LIMITATION

9.1. **Indemnification by Flextronics.** Flextronics agrees to defend, indemnify and hold harmless, Customer and all directors, officers, employees, and agents (each, a "**Customer Indemnitee**") from and against all claims, actions, losses, expenses, damages or other liabilities, including reasonable attorneys' fees (collectively, "**Damages**") incurred by or assessed against any of the foregoing, but solely to the extent the same arise out of third-party claims relating to:

(a) any actual or threatened injury or damage to any person or property caused, or alleged to be caused, by a Product sold by Flextronics to Customer hereunder, but solely to the extent such injury or damage has been caused by the breach by Flextronics of its express limited warranties related to Flextronics's workmanship and manufacture in accordance with the Specifications only as further set forth in Section 6.2;

(b) any infringement of the intellectual property rights of any third party but solely to the extent that such infringement is caused by a process that Flextronics uses to manufacture, assemble and/or test the Products; provided that, Flextronics shall not have any obligation to indemnify Customer if such claim would not have arisen but for Flextronics's manufacture, assembly or test of the Product in accordance with the Specifications.

9.2. **Indemnification by Customer.** Customer agrees to defend, indemnify and hold harmless, Flextronics and its affiliates, and all directors, officers, employees and agents (each, a "**Flextronics Indemnitee**") from and against all Damages incurred by or assessed against any of the foregoing to the extent the same arise out of, are in connection with, are caused by or are related to third-party claims relating to:

(a) any failure of any Product sold by Flextronics hereunder to comply with any safety standard to the extent that such failure has not been caused by Flextronics's breach of its express limited warranties set forth in Section 6.2 hereof;

(b) any actual or threatened injury or damage to any person or property caused, or alleged to be caused, by a Product, but only to the extent such injury or damage has not been caused by Flextronics's breach of its express limited warranties related to Flextronics's workmanship and manufacture in accordance with the Specifications only as further set forth in Section 6.2 hereof; or

(c) any infringement of the intellectual property rights of any third party by any Product except to the extent such infringement is the responsibility of Flextronics pursuant to Section 9.1(b) above.

9.3. **Procedures for Indemnification.** With respect to any third-party claims, either party shall give the other party prompt notice of any third-party claim and cooperate with the indemnifying party at its expense. The indemnifying party shall have the right to assume the defense (at its own expense) of any such claim through counsel of its own choosing by so notifying the party seeking indemnification within thirty (30) calendar days of the first receipt of such

notice. The party seeking indemnification shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party. The indemnifying party shall not, without the prior written consent of the indemnified party, agree to the settlement, compromise or discharge of such third-party claim.

9.4. <u>Sale of Products Enjoined</u>. Should the use of any Products be enjoined for a cause stated in Section 9.1(b) or 9.2(c) above, or in the event the indemnifying party desires to minimize its liabilities under this Section 9, in addition to its indemnification obligations set forth in this Section 9, the indemnifying party's sole responsibility is to either substitute a fully equivalent Product or process (as applicable) not subject to such injunction, modify such Product or process (as applicable) so that it no longer is subject to such injunction, or obtain the right to continue using the enjoined process or Product (as applicable). In the event that any of the foregoing remedies cannot be effected on commercially reasonable terms, then, all accepted purchase orders and the current forecast will be considered cancelled and Customer shall purchase all Products, Inventory and Special Inventory as provided in Sections 5.3, 5.4 and 5.5 hereof. Any changes to any Products or process must be made in accordance with Section 2.2 above. Notwithstanding the foregoing, in the event that a third party makes an infringement claim, but does not obtain an injunction, the indemnifying party shall not be required to substitute a fully equivalent Product or process (as applicable) or modify the Product or process (as applicable) if the indemnifying party obtains an opinion from competent patent counsel reasonably acceptable to the other party that such Product or process is not infringing or that the patents alleged to have been infringed are invalid.

9.5. <u>No Other Liability</u>. EXCEPT WITH REGARD TO A BREACH OF SECTIONS 9.1 AND 9.2 ABOVE OR SECTION 10.1 BELOW, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY LOSS OF PROFITS, SAVINGS OR DATA, ANY EXTRA OPERATING EXPENSES OR PRODUCT REPLACEMENT COSTS, OR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND OR NATURE ARISING OUT OF THIS AGREEMENT OR THE SALE OF PRODUCTS, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING THE POSSIBILITY OF NEGLIGENCE OR STRICT LIABILITY), OR OTHERWISE, EVEN IF THE PARTY HAS BEEN WARNED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE, AND EVEN IF ANY OF THE LIMITED REMEDIES IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE.

THE FOREGOING SECTION 9 STATES THE ENTIRE LIABILITY OF THE PARTIES TO EACH OTHER CONCERNING INFRINGEMENT OF PATENT, COPYRIGHT, TRADE SECRET OR OTHER INTELLECTUAL PROPERTY RIGHTS.

10. MISCELLANEOUS

10.1. <u>Confidentiality</u>. Each party shall refrain from using any and all Confidential Information of the disclosing party for any purposes or activities other than those specifically authorized in this Agreement. Except as otherwise specifically permitted herein or pursuant to written permission of the party to this Agreement owning the Confidential Information, no party shall disclose or facilitate disclosure of Confidential Information of the disclosing party to anyone without the prior written consent of the disclosing party, except to its employees, consultants, parent company, and subsidiaries of its parent company who need to know such information for carrying out the activities contemplated by this Agreement and who have agreed in writing to confidentiality terms that are no less restrictive than the requirements of this Section. Notwithstanding the foregoing, the receiving party may disclose Confidential Information of the disclosing party pursuant to a subpoena or other court process only (i) after having given the disclosing party prompt notice of the receiving party's receipt of such subpoena or other process and (ii) after the receiving party has given the disclosing party a reasonable opportunity to oppose such subpoena or other process or to obtain a protective order. Confidential Information of the disclosing party in the custody or control of the receiving party shall be promptly returned or destroyed upon the earlier of (i) the disclosing party's written request or (ii) termination of this Agreement. Confidential Information disclosed pursuant to this Agreement shall be maintained confidential for a period of three (3) years after the disclosure thereof.

10.2. <u>Entire Agreement; Severability</u>. This Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated hereby and supersedes all prior agreements and understandings between the parties relating to such transactions. If the scope of any of the provisions of this Agreement is too broad in any respect whatsoever to permit enforcement to its full extent, then such provisions shall be enforced to the maximum extent permitted by law, and the parties hereto consent and agree that such scope may be judicially modified accordingly and that the whole of such provisions of this Agreement shall not thereby fail, but that the scope of such provisions shall be curtailed only to the extent necessary to conform to law.

10.3. **Amendments; Waiver**. This Agreement may be amended only by written consent of both parties. The failure by either party to enforce any provision of this Agreement will not constitute a waiver of future enforcement of that or any other provision. Neither party will be deemed to have waived any rights or remedies hereunder unless such waiver is in writing and signed by a duly authorized representative of the party against which such waiver is asserted.

10.4. **Independent Contractor**. Neither party shall, for any purpose, be deemed to be an agent of the other party and the relationship between the parties shall only be that of independent contractors. Neither party shall have any right or authority to assume or create any obligations or to make any representations or warranties on behalf of any other party, whether express or implied, or to bind the other party in any respect whatsoever.

10.5. **Expenses**. Each party shall pay their own expenses in connection with the negotiation of this Agreement. All fees and expenses incurred in connection with the resolution of Disputes shall be allocated as further provided in Section 10.10 below.

10.6. **Insurance**. Flextronics and Customer agree to maintain appropriate insurance to cover their respective risks under this Agreement with coverage amounts commensurate with levels in their respective markets. Customer specifically agrees to maintain insurance coverage for any finished Products or Materials the title and risk of loss of which passes to Customer pursuant to this Agreement and which is stored on the premises of Flextronics.

10.7. **Force Majeure**. In the event that either party is prevented from performing or is unable to perform any of its obligations under this Agreement (other than a payment obligation) due to any act of God, acts or decrees of governmental or military bodies, fire, casualty, flood, earthquake, war, strike, lockout, epidemic, destruction of production facilities, riot, insurrection, Materials unavailability, or any other cause beyond the reasonable control of the party invoking this section (collectively, a "**Force Majeure**"), and if such party shall have used its commercially reasonable efforts to mitigate its effects, such party shall give prompt written notice to the other party, its performance shall be excused, and the time for the performance shall be extended for the period of delay or inability to perform due to such occurrences. Regardless of the excuse of Force Majeure, if such party is not able to perform within ninety (90) days after such event, the other party may terminate the Agreement.

10.8. **Successors, Assignment**. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives. Neither party shall have the right to assign or otherwise transfer its rights or obligations under this Agreement except with the prior written consent of the other party, not to be unreasonably withheld. Notwithstanding the foregoing, Flextronics may assign some or all of its rights and obligations under this Agreement to an affiliated Flextronics entity.

10.9. **Notices**. All notices required or permitted under this Agreement will be in writing and will be deemed received (a) when delivered personally; (b) when sent by confirmed facsimile; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a commercial overnight carrier. All communications will be sent to the addresses set forth above or to such other address as may be designated by a party by giving written notice to the other party pursuant to this section.

10.10. **Disputes Resolution; Waiver of Jury Trial**.

Any dispute arising out of or in connection with this Agreement including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the LCIA Rules, which Rules are deemed to be incorporated by reference into this clause (save insofar as either party reserves the right to take action in any jurisdiction in order to assert or defend its IPR and those of its licensors).

The number of arbitrators shall be one.

The seat, or legal place, of arbitration shall be London, England.

The language to be used in the arbitral proceedings shall be English.

The governing law of this Agreement shall be the substantive laws of England.

IN THE EVENT OF ANY DISPUTE BETWEEN THE PARTIES, WHETHER IT RESULTS IN PROCEEDINGS IN ANY COURT IN ANY JURISDICTION OR IN ARBITRATION, THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY, AND HAVING HAD AN OPPORTUNITY TO CONSULT WITH COUNSEL, WAIVE ALL RIGHTS TO

TRIAL BY JURY, AND AGREE THAT ANY AND ALL MATTERS SHALL BE DECIDED BY A JUDGE OR ARBITRATOR WITHOUT A JURY TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW.

10.11. **Even-Handed Construction**. The terms and conditions as set forth in this Agreement have been arrived at after mutual negotiation, and it is the intention of the parties that its terms and conditions not be construed against any party merely because it was prepared by one of the parties.

10.12. **Controlling Language**. This Agreement is in English only, which language shall be controlling in all respects. All documents exchanged under this Agreement shall be in English.

10.13. **Controlling Law**. This Agreement shall be governed and construed in all respects in accordance with the domestic laws and regulations of the United Kingdom, without regard to its conflicts of laws provisions; except to the extent there may be any conflict between the law of the United Kingdom and the Incoterms of the International Chamber of Commerce, 2000 edition, in which case the Incoterms shall be controlling. The parties specifically agree that the 1980 United Nations Convention on Contracts for the International Sale of Goods, as may be amended from time to time, shall not apply to this Agreement.

10.14. **Counterparts**. This Agreement may be executed in counterparts.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their duly authorized representatives as of the Effective Date.

[CUSTOMER]:	FLEXTRONICS:
By: [signature]	By: [signature]
Title: CHIEF OPERATING OFFICER	Title: VP Flextronics

Exhibit 1

Definitions

"Affected Inventory Costs"	shall mean: (i) 100% of the Cost of all affected Inventory and Special Inventory in Flextronics's possession and not returnable to the vendor or reasonably usable for other customers, whether in raw form or work in process, less the salvage value thereof, (ii) 100% of the Cost of all affected Inventory and Special Inventory on order and not cancelable, (iii) any vendor cancellation charges incurred with respect to the affected Inventory and Special Inventory accepted for cancellation or return by the vendor, and (iv) expenses incurred by Flextronics related to labor and equipment specifically put in place to support the purchase orders and forecasts that are affected by such reschedule or cancellation (as applicable).
"Approved Vendor List" or **"AVL"**	shall mean the list of suppliers currently approved to provide the Materials specified in the bill of materials for a Product.
"Confidential Information"	shall mean (a) the existence and terms of this Agreement and all information concerning the unit number and fees for Products and Inventory/Special Inventory and (b) any other information that is marked "Confidential" or the like or, if delivered verbally, confirmed in writing to be "Confidential" within 30 days of the initial disclosure. Confidential Information does not include information that (i) the receiving party can prove it already knew at the time of receipt from the disclosing party; or (ii) has come into the public domain without breach of confidence by the receiving party; (iii) was received from a third party without restrictions on its use; (iv) the receiving party can prove it independently developed without use of or reference to the disclosing party's data or information; or (v) the disclosing party agrees in writing is free of such restrictions.
"Cost"	shall mean the cost represented on the bill of materials supporting the most current fees for Products at the time of cancellation, expiration or termination, as applicable.
"Customer Controlled Materials"	shall mean those Materials provided by Customer or by suppliers with whom Customer has a commercial contractual relationship.
"Customer Controlled Materials Terms"	shall mean the terms and conditions that Customer has negotiated with its suppliers for the purchase of Customer Controlled Materials.
"Customer Indemnitees"	shall have the meaning set forth in Section 9.1.
"Damages"	shall have the meaning set forth in Section 9.1.
"Disputes"	shall have the meaning set forth in Section 10.10(a)
"Economic Order Inventory"	shall mean Materials purchased in quantities, above the required amount for purchase orders, in order to achieve price targets for such Materials.
"Fee List"	shall have the meaning set forth in Section 3.4.
"Flextronics Indemnitee"	shall have the meaning set forth in Section 9.2.
"Force Majeure"	shall have the meaning set forth in Section 10.7.
"Inventory"	shall mean any Materials that are used to manufacture Products

that are ordered pursuant to a purchase order from Customer.

"Lead Time(s)" shall mean the Materials Procurement Lead Time plus the manufacturing cycle time required from the delivery of the Materials at Flextronics's facility to the completion of the manufacture, assembly and test processes.

"Long Lead Time Materials" shall mean Materials with Lead Times exceeding the period covered by the accepted purchase orders for the Products.

"Materials" shall mean labor, components, materials and supplies that are used in the manufacturing, testing, packaging, and distribution of products.

"Materials Procurement Lead Time" shall mean with respect to any particular item of Materials, the longer of (a) lead time to obtain such Materials as recorded on Flextronics's MRP system or (b) the actual lead time, if a supplier has increased the lead time but Flextronics has not yet updated its MRP system.

"Minimum Order Inventory" shall mean Materials purchased in excess of requirements for purchase orders because of minimum lot sizes available from the supplier.

"Monthly Charges" shall mean a finance carrying charge of one percent (1.0%) and a storage and handling charge of one-quarter of one percent (0.25%), in each case of the Cost of the Inventory and/or Special Inventory affected by the reschedule or cancellation (as applicable) per month until such Inventory and/or Special Inventory is used to manufacture Product or is otherwise purchased by Customer.

"Product" shall have the meaning set forth in Section 2.1.

"Special Inventory" shall mean any Long Lead Time Materials and/or Minimum Order Inventory and/or Economic Order Inventory.

"Specifications" shall have the meaning set forth in Section 2.1.

"Work" shall have the meaning set forth in Section 2.1.